Exhibit 10.4

THIRD AMENDMENT TO

ARAMARK HOLDINGS CORPORATION

2007 MANAGEMENT STOCK INCENTIVE PLAN

Pursuant to resolutions duly adopted by the Board of Directors (“Board”) of ARAMARK Holdings Corporation (the “Company”) on March 1, 2010, and in accordance with Article X of the ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan (the “Plan”), the Plan is amended as follows, effective as of the date hereof:

The following language shall be added to the end of Section 3.3(b):

“; provided, however, that the Committee may also delegate, at any time and from time to time, to any sub-committee of the Committee and the Board may also delegate, at any time and from time to time, to any other committee of the Board (in either case which shall consist of one or more members of the Committee or Board, respectively, and may consist solely of the Chief Executive Officer of the Corporation so long as he or she is a member of the Committee or Board, respectively) (an “Award Committee”), subject to such guidelines as the Board, the Committee or the Award Committee may establish from time to time, the authority to grant Awards under the Plan.”

Except as hereby expressly amended and modified, the terms and provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this Amendment to be executed by a duly authorized officer of the Company this 1st day of March, 2010.

/s/ LYNN B. MCKEE
Name:	Lynn B. Mckee
Title:	Executive Vice President, Human Resources